Exhibit 15

The Board of Directors and Shareholders of

Gulf Island Fabrication, Inc.

We are aware of the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Gulf Island Fabrication, Inc. 2011 Stock Incentive Plan of our reports dated April 29, 2011 and August 1, 2011 relating to the unaudited condensed consolidated interim financial statements of Gulf Island Fabrication, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2011 and June 30, 2011.

Very Truly Yours,

/s/ Ernst & Young LLP

New Orleans, Louisiana

August 9, 2011